Exhibit 10.7

ORITANI SAVINGS BANK

2005 DIRECTORS DEFERRED FEE PLAN

January 1, 2005

ORITANI SAVINGS BANK

2005 DIRECTORS DEFERRED FEE PLAN

THIS 2005 DIRECTORS DEFERRED FEE PLAN (the “Plan”), effective as of the 1st day of January 2005, has been established by the Board of Directors (the “Board”) of Oritani Savings Bank, a New Jersey chartered savings bank (the “Bank”), to allow members of the Board (each a “Director”) the opportunity to defer receipt of all or a portion of the fees they receive for serving as a Director.

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide retirement income for such Directors, for tax planning purposes and, to the extent that any Director participating herein is also an employee of the Bank or the Company, for purposes of the Employee Retirement Income Security Act of 1974, as amended.

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), requires that certain types of nonqualified deferred compensation arrangements comply with its terms, or subject the recipient of such deferred compensation to current taxes and penalties.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Bank and the Directors agree as follows:

ARTICLE I

PURPOSE

The purpose of the Plan is to provide current tax planning opportunities as well as supplemental funds for retirement for eligible Directors of the Bank. The Plan is intended to comply with Code Section 409A and any other regulatory guidance issued thereunder. Any terms of the Plan that conflict with Code Section 409A shall be null and void as of the effective date.

ARTICLE II

DEFINITIONS

For the purposes of the Plan, the following terms have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Bank. “Bank” means Oritani Savings Bank, a New Jersey chartered savings bank, or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.

2.2 Beneficiary. “Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in a Director’s Beneficiary Designation (attached as Exhibit B) to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the estate of the Director will be deemed the Beneficiary.

2.3 Board. “Board” means the Board of Directors of the Bank.

2.4 Change in Control.

(a)	“Change in Control” shall mean (i) a change in the ownership of the Bank or Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.

(b)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(c)	A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 35 percent or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank or Company’s board of directors prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation.

(d)	A change in a substantial portion of the Bank or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Proposed Treasury Regulations section 1.409A-3(g)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(e)

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Proposed Regulations section 1.409A-3(g)(5), except to the extent that such Proposed

Regulations are superseded by subsequent guidance. Notwithstanding anything herein to the contrary, the conversion of the Company to a fully-converted stock holding company in a second step conversion shall not be considered a Change in Control for purposes of this Plan.

2.5 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

2.6 Committee. “Committee” means the Committee appointed to administer the Plan pursuant to Article VI.

2.7 Company. “Company” means Oritani Financial Corp., the holding company of the Bank.

2.8 Compensation. “Compensation” means any Board or Committee fees to which the Director becomes entitled during the Deferral Period.

2.9 Deferral Agreement. “Deferral Agreement” means the agreement filed by a Director which acknowledges assent to the terms of the Plan and in which the Director elects to defer the receipt of Compensation earned during a Deferral Period. The Deferral Agreement must be filed with the Committee prior to the beginning of the Deferral Period. A new Deferral Agreement or Notice of Adjustment of Deferral may be submitted by the Director for each Deferral Commitment. If the Director fails to submit a new Deferral Agreement or Notice of Adjustment of Deferral prior to the beginning of a Deferral Period, deferrals for such period shall be made in accordance with the last submitted Deferral Agreement or Notice of Adjustment of Deferral.

2.10 Deferral Commitment. “Deferral Commitment” means an election to defer Compensation made by a Director pursuant to Article III and for which a separate Deferral Agreement or Notice of Adjustment of Deferral has been submitted by the Director to the Committee.

2.11 Deferral Period. “Deferral Period” means the period over which a Director has elected to defer a portion of his Compensation. Each Plan Year shall be a separate Deferral Period.

2.12 Deferred Fee Account. “Deferred Fee Account” means the account as maintained by the Bank in accordance with Article IV with respect to any deferral of Compensation pursuant to the Plan. A Director’s Deferred Fee Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Director pursuant to the Plan. A Director’s Deferred Fee Account shall not constitute or be treated as a trust fund of any kind.

2.13 Determination Date. “Determination Date” means the last day of each calendar month.

2.14 Director. “Director” means a member of the Board.

2.15 Disability. “Disability” means any case in which a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

2.16 Notice of Adjustment of Deferral. “Notice of Adjustment of Deferral” (Exhibit C hereto) means the notice which the Director may submit for Deferral Periods following the initial Deferral Period in which the initial Deferral Agreement is submitted. The Notice of Adjustment of Deferral shall set forth the Director’s elections with respect to deferrals for said period.

2.17 Participant. “Participant” means any individual who is designated by the Bank to participate in this Plan and who elects to participate by filing a Deferral Agreement as provided in Article IV.

2.18 Plan Benefit. “Plan Benefit” means the benefit payable to a Director as calculated in Article V.

2.19 Plan Year. “Plan Year” means a twelve month period commencing January 1 and ending the following December 31.

2.20 Separation from Service. “Separation from Service” means the Participant’s death, retirement or other termination of employment or service with the Bank. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Participant’s right to continued service is not provided by law or by contract, then the Participant shall be have a Separation from Service on the first date immediately following such six-month period. For all purposes hereunder, Separation from Service shall have the meaning required by Code Section 409A.

With respect to a Participants who is also an employee of the Bank or the Company, the Participant shall not be treated as having a Separation from Service if the Participant provides more than insignificant services for the Bank following the Participant’s actual or purported termination of employment with the Bank. Services shall be treated as not being insignificant if such services are performed at an annual rate that is at least equal to 20% of the services rendered by the Participant for the Bank, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such shorter period of employment) and the annual base compensation for such services is at least equal to 20% of the average base compensation earned during the final three full calendar years of employment (or if employed less than three years, such shorter period of employment).

Where the Participant continues to provide services to a previous employer in a capacity other than as an employee, a Separation from Service will not be deemed to have occurred if the Participant is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediate preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual base compensation for such services is 50% or more of the annual base compensation earned during the final three full calendar years of employment (or if less, such lesser period).

2.21 Specified Employee. “Specified Employee” means, in the event the Bank or any corporate parent is or becomes publicly traded, a Key Employee as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof.

2.22 Trustee. “Trustee” means the Trustee, if any, of any grantor trust which may be established by the Bank to accumulate assets for the purpose of funding the benefits promised under this Plan.

ARTICLE III

PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility and Participation.

(a) Eligibility. Eligibility to participate in the Plan shall be limited to members of the Board.

(b) Participation. A Director may elect to participate in the Plan with respect to any Deferral Period by submitting, as to the initial Deferral Period, a Deferral Agreement (as set forth at Exhibit A) or, as to subsequent Deferral Periods, a Notice of Adjustment of Deferral (as set forth at Exhibit C). Said Deferral Agreement or Notice of Adjustment of Deferral shall be submitted to the Committee by December 15 of the calendar year immediately preceding the Deferral Period for which it will be effective. If a previously eligible Director fails to submit a new Deferral Agreement or Notice of Adjustment of Deferral for a Deferral Period, the Committee shall treat the previously submitted Deferral Agreement or Notice of Adjustment of Deferral as still in effect. In the event that a Director first becomes a Director during a calendar year, a Deferral Agreement must be submitted to the Committee no later than thirty (30) days following the date the individual first becomes a Director, and such Deferral Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Deferral Agreement to the Committee.

(c) Changes in Participation. In the event that a Participant ceases to be a Director or in the event that a Director ceases to defer receipt of his Compensation, the balance of his Account shall continue to be adjusted in accordance with Section 4.3 and 4.4. A Director who has filed a Notice of Adjustment of Deferral pursuant to which he elects to cease deferring receipt of any portion of his Compensation may thereafter again file a Deferral Agreement or Notice of Adjustment of Deferral to defer receipt of his

Compensation in accordance with Section 3.1(b), but only with respect to Compensation to be earned following submission of such Deferral Agreement to the Committee.

3.2 Form of Deferral. Except as provided in Section 3.1(b) above, a Director may elect in the Deferral Agreement to defer in whole percentages up to 100% of his Compensation for the calendar year following the calendar year in which the Deferral Agreement is submitted.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1 Deferred Fee Accounts. For recordkeeping purposes only, a Deferred Fee Account shall be maintained for each Director. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Director’s total vested Deferred Fee Account balance.

4.2 Elective Deferred Compensation. The amount of Compensation that a Director elects to defer shall be withheld from each payment of Compensation and credited to the Director’s Deferred Fee Account as the nondeferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by state, federal or local law shall be withheld from the Director’s nondeferred Compensation to the maximum extent possible with any excess being withheld from the Director’s Deferred Fee Account.

4.3 Determination of Accounts. Each Director’s Deferred Fee Account as of each Determination Date will consist of the balance of the Director’s Deferred Fee Account as of the immediately preceding Determination Date, increased by Compensation deferred pursuant to a Deferral Commitment and earnings, and decreased by distributions and losses, since that Determination Date.

4.4 Determination of Earnings.

(a) Each Director’s Deferred Fee Account(s) shall be credited with interest on the amount in such account at the beginning of every month at a rate equal to the greater of: the Citibank Prime Rate (as determined the first day of the month); or 9%. The Committee in its sole discretion may permit a Director to request that the amounts represented by one or more of his or her Deferred Fee Account(s) be invested in equity securities, fixed income securities, money market accounts and cash, as the Bank shall from time to time allow as permitted investments under the Plan (an “Alternative Investment”). Any request by a Director as to an Alternative Investment shall be made in writing to the Committee and is subject to the discretion of the Committee. The Deferred Fee Account(s) shall be credited with earnings or losses (if any) based on the Alternative Investment selected, and as and for the period as reported to the Committee. Amounts invested in an Alternative Investment are not guaranteed by the Bank, and are subject to the risk of loss of principal and earnings. The Committee shall determine the frequency with which a Director may change his or her Alternative Investments.

(b) Any change in net market value of assets in the Deferred Fee Account(s) shall be reflected in the Deferred Fee Account(s) on a quarterly basis (or on such less frequent basis as reported to the Bank as to the Alternative Investment).

(c) The Bank shall not be liable to the Director or his or her beneficiary for any loss or other claim arising under this Plan except for that caused by its gross negligence or willful misconduct.

4.5 Vesting of Accounts. A Director shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and earnings thereon, provided, however, that neither a Director nor his or her Beneficiary shall be entitled to receive any amount in the Director’s Deferred Fee Account(s) if it is determined at any time that such Director engaged in a dishonest act in the Director’s relationship with the Bank.

4.6 Statement of Accounts. The Committee shall submit to each Director during the month of January, a statement setting forth the balance to the credit of the Deferred Fee Account(s) maintained for a Director as of the immediately preceding December.

ARTICLE V

PLAN BENEFITS

5.1 Plan Benefit. If a Director has a Separation from Service for any reason other than death, the Bank shall pay a Plan Benefit equal to the Director’s vested Deferred Fee Account, as determined in accordance with Article IV.

5.2 Death Benefit. Upon the death of a Director, the Bank shall pay to the Director’s Beneficiary an amount determined as follows:

(a) If the Director dies after Separation from Service with the Bank, the remaining unpaid balance of the Director’s vested Deferred Fee Account shall be paid in the same form that payments were being made prior to the Director’s death.

(b) If the Director dies prior to Separation from Service with the Bank, the amount payable shall be the Director’s Deferred Fee Account balance which shall be paid over the period designated in the Director’s Deferral Agreement or Notice of Adjustment of Deferral.

5.3 Hardship Distributions. Upon a finding that a Director has suffered an unforeseeable emergency, the Committee may, to the extent permitted under Section 409A of the Code, make distributions from the Director’s Deferred Fee Account prior to the time specified for payment of benefits under the Plan. An unforeseeable emergency means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse or of a dependent (as defined in Code Section 152) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. The amount of such distribution shall be limited to the amount reasonably necessary to alleviate the unforeseeable emergency. If a financial hardship benefit is approved, it shall be paid in a lump sum within thirty (30) days of the event which triggers payment and only to the extent of the Director’s Deferred Fee Account balances when paid.

5.4 Form of Benefit Payment.

(a) All Plan Benefits, other than hardship distributions or distributions pursuant to Article V, shall be paid in the form selected by the Director in the Deferral Agreement or Notice of Adjustment of Deferral at the time of the Deferral Commitment.

(b) If for any Deferral Commitment a Director fails to elect a form of benefit payment, the form shall be the form of payment elected on the most recent past Deferral Agreement or Notice of Adjustment of Deferral.

(c) A Director’s Deferred Fee Account may be distributed in cash, or in the event the Company has established a grantor trust and such trust holds Company stock in connection with a Director’s selection of Company stock as the investment option for his Deferred Fee Account, the Committee shall direct the Trustee to distribute the Company stock in-kind from the trust in satisfaction of all or part of the Company’s obligation to make distributions to the Director.

5.5 Commencement of Payments.

(a) Payments under the Plan shall commence within thirty (30) days after the occurrence of the event which triggers distribution, and shall be paid in accordance with the Director’s elections under the Director’s Deferral Agreement and Notice of Adjustment of Deferral.

(b) Notwithstanding anything in the Plan to the contrary, to the extent required under Section 409A of the Code, payments made to a Specified Employee on or after the date of his Separation from Service shall be made on the first day of the seventh (7th) month after such Separation from Service.

5.6 Modification of Deferral Period. In the event a Director desires to modify the period over which amounts accrued in his Deferred Fee Account shall be deferred, the Director may elect to change the manner and time of distribution of the balance credited to his Deferred Fee Account; provided, however, that with respect to Compensation previously deferred or to be deferred in accordance with Deferral Commitments previously made and interest or other earnings thereon:

(a) the subsequent election shall not be effective for at least twelve (12) months after the date on which such election was made; and

(b) except for payments upon the Director’s death or Disability, the first payment for which the subsequent election is made shall be deferred for a period of not less than five (5) years from the date on which such payment would otherwise have been made; and

(c) for payments scheduled to be made on a fixed date or pursuant to a specified schedule, the subsequent election must be made at least twelve (12) months before the date of the first scheduled payment.

ARTICLE VI

ADMINISTRATION

6.1 Committee; Duties. This Plan shall be administered by the Committee, which shall be appointed by the Board. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

6.2 Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

6.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.4 Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VII

CLAIMS PROCEDURE

7.1 Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within thirty (30) days.

7.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

7.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4 Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.

7.5 Arbitration. If a claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Deferral Agreement or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment. The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of amendment in any Deferred Fee Account maintained under the Plan.

8.2 Termination of the Plan. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participant his benefit as if the Participant had terminated employment as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Board may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c) The Board may terminate the Plan provided that (i) all arrangements sponsored by the Bank that would be aggregated with this Plan under Proposed Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Proposed Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within five years following the date of termination of the arrangement.

ARTICLE IX

MISCELLANEOUS

9.1 Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of management who, by virtue of their position with the Bank, are uniquely informed as to the Bank’s operations and have the ability to materially affect the Bank’s profitability and operations.

9.2 Unsecured General Creditor. Directors and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Bank, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank. Such policies or other assets of the Bank shall not be held under any trust for the benefit of Directors, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Bank under this Plan. Any and all of the Bank’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Bank to pay money in the future.

9.3 Trust Fund. The Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Bank may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.

9.4 Payment to Director, Legal Representative or Beneficiary. Any payment to any Director or the legal representative, Beneficiary, or to any guardian or committee appointed for such Director or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank, which may require the Director, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Bank.

9.5 Nonassignability. Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Director or any other person, nor be transferable by operation of law in the event of a Director’s or any other person’s bankruptcy or insolvency.

9.6 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.7 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey.

9.9 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.10 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the Plan Administrator, or the Secretary of the Bank. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

9.12 Cashout of Small Benefits If at any time the total present value of the payment due and payable to a person under this Plan equals $10,000 or less, such entire present value shall be paid to the recipient as soon as practicable. Any such payment shall be in full settlement of such person’s interest under this Plan.

9.13 Compliance with Section 409A of the Code. The Plan is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. To the extent that a provision of the Plan fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio. In addition, the Plan shall be subject to amendment, with or without advance notice to Directors and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of Oritani Savings Bank, the parties hereto have hereunto set their hands the day and year first written above.

ATTEST:		ORITANI SAVINGS BANK

By:		By:
	Secretary		Kevin J. Lynch,
President and Chief Executive Officer

Exhibit A

ORITANI SAVINGS BANK

2005 DIRECTORS DEFERRED FEE PLAN

DEFERRAL AGREEMENT

I,                                                                                               , and ORITANI SAVINGS BANK hereby agree for good and valuable consideration, the value of which is hereby acknowledged, that I shall participate in the 2005 Directors Deferred Fee Plan (the “Plan”), effective as of January 1, 2005, as such Plan may be amended or modified, and do further agree to the terms and conditions thereof.

ELECTION TO DEFER

Pursuant to the provisions of the Plan, I understand that I may make an irrevocable election to defer the receipt of board fees due to me during calendar year 200__. Accordingly, I hereby make an irrevocable election to defer             % of my board fees due to me during calendar year 200__. I understand that once elected, I may not change my election to defer such board fees and/or any retainer due to me during calendar year 200__. Such deferrals shall commence on                      200__, and shall renew annually unless changed not later than December 15 of any year under the Plan, such changes to be effective beginning the following January 1. I understand and agree that my deferral election applies only to compensation attributable to services I have not yet performed.

I understand that my election to defer shall continue for subsequent years in accordance with this Deferral Agreement until such time as I submit a Notice of Adjustment of Deferral (Exhibit C hereto) to the Administrator not later than December 15 of any year under the Plan. Such adjustment will only take effect January 1 of the calendar year following the year in which it is executed. A Notice of Adjustment of Deferral can be used to adjust the amount of board fees to be deferred or to discontinue deferrals altogether.

DISTRIBUTION ELECTION OPTIONS

In accordance with the Plan, I understand and agree that all Plan benefits shall be paid in the form I selected below, and that such election, once made by me, shall be irrevocable with respect to such Plan year.

Select either (i) or (ii) below:

(i)	In-Service Distributions

In accordance with the terms of the Plan, I hereby elect a deferral period of              years. I agree and acknowledge that in-service distributions will not commence any earlier than January 1st of the calendar year that is at least two years following the year for which such deferral election is made. Accordingly, payments hereunder shall commence in the year 20__. In accordance therewith, I hereby elect to receive the amount of my deferred fees in the following form (check one):

1

☐ Lump Sum Distribution

☐ Monthly installments over a period of              years (not to exceed 10 years)

(ii)	Separation from Service

In the event of my Separation from Service with the Board for any reason other than cause, I hereby elect to receive my Plan Benefits in the following form (check one):

☐ Lump Sum Distribution

☐ Monthly installments over a period of              years (not to exceed 10 years)

Optional Distribution Forms

Notwithstanding the foregoing, in the event of my Disability, death prior to Separation from Service, or in the event of a Change in Control of the Bank or the Company, as such terms are defined in the Plan, I hereby elect the following alternative distribution forms. I understand that these elections are optional, and that if not made, any relevant distribution will be made in accordance with my selection under either (i) or (ii) above.

Disability

In the event that my service on the Board is terminated on account of my Disability, I hereby elect to receive my Plan Benefits in the following form (check one):

☐ Lump Sum Distribution

☐ Monthly installments over a period of              years (not to exceed 10 years)

Death

In the event of my death prior to Separation from Service on the Board, I hereby elect that my Plan Benefits be distributed to my beneficiary(ies) in the following form (check one):

☐ Lump Sum Distribution

☐ Monthly installments over a period of              years (not to exceed 10 years)

Change in Control

In the event of a Change in Control of the Bank or the Company, I hereby elect to receive my Plan Benefits in the following form (check one):

☐ Lump Sum Distribution

☐ Monthly installments over a period of              years (not to exceed 10 years)

2

This Deferral Agreement shall become effective upon execution below by both the Director and a duly authorized officer of the Bank.

Dated this                      day of                     , 200__.

(Director)	(Bank duly authorized Officer)

Code Section 409A Transition Year Election (Check if Applicable)

☐	The above election is a Code Section 409A transition year election superseding any prior election (must be made in 2006 or 2007)

3

Exhibit B

ORITANI SAVINGS BANK

2005 DIRECTORS DEFERRED FEE PLAN

BENEFICIARY DESIGNATION

The Director, under the terms of the 2005 Directors Deferred Fee Plan executed by Oritani Savings Bank, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY(IES):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY(IES) (if all Primary Beneficiaries pre-decease the Director):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Director

Exhibit C

ORITANI SAVINGS BANK

2005 DIRECTORS DEFERRED FEE PLAN

NOTICE OF ADJUSTMENT OF DEFERRAL

To:	Oritani Savings Bank
Attention:	Administrative Committee, 2005 Directors Deferred Fee Plan

I hereby give notice of my election to adjust the amount of my Compensation deferral in accordance with my Deferral Agreement, dated the                      day of                     , 20__. This notice is submitted no later than December 15th, and shall become effective January 1st, as specified below.

Adjust deferral as of:	January 1st, 20__

Previous Deferral Amount	per month
New Deferral Amount	per month
(to discontinue deferral, enter $0)

DIRECTOR

DATE

ACKNOWLEDGED

BY:

TITLE:

DATE